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                                                                       EXHIBIT 4

                            PC SERVICE SOURCE, INC.
                       1996 EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                                    PURPOSE

         1.01. Purpose. The 1996 PC Service Source, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide a method whereby employees of PC Service Source, Inc. and its subsidiary corporations (hereinafter referred to, unless the context otherwise requires, as "PCSS" or the "Company") will have an opportunity to acquire a proprietary interest in the Company through the purchase of up to a total of 100,000 shares of the common stock of the Company ("Common Stock"). It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                                   ARTICLE II
                                  DEFINITIONS

         2.01. Base Pay. "Base Pay" shall mean regular straight-time earnings excluding payments for overtime, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

         2.02.  Committee.  "Committee" shall mean the individuals described in
Article XI.

         2.03. Employee. "Employee" means any person who is customarily employed on a full-time basis by the Company, which shall mean that such person is regularly scheduled to work not less than 20 hours per week.

         2.04. Subsidiary Corporation. "Subsidiary Corporation" shall mean any present or future corporation which (i) would be a "subsidiary corporation" of PCSS as that term is defined in Section 424 of the Code and (ii) is designated as a participant in the Plan by the Committee.

                                  ARTICLE III
                         ELIGIBILITY AND PARTICIPATION

         3.01. Initial Eligibility. Any employee who has been employed by the Company continuously since December 31, 1995, or, if not so employed, who shall have completed one year of employment and shall be employed by the Company on the date his participation in the Plan is to become effective, other than any employee who is, or has been within the preceding one-year period, both a member of the Board of Directors of the Company and an officer of the Company or an important Subsidiary Corporation, shall be eligible to participate in Stock Purchase Periods under the Plan which commence on or after such one-year period has concluded. Notwithstanding the foregoing, the Committee shall have the right to waive the requirement of employment since December 31, 1995 or for a one-year period prior to the effective date of participation in the Plan in any particular case.

         3.02. Leave of Absence. For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an employee for the first 90 days of such leave of absence and such employee's employment shall be deemed to have terminated at the close of business on the 90th day of such leave of absence unless such employee shall have returned to regular full-time or part-time employment (as the case may be) prior
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to the close of business on such 90th day.  Termination by the Company of any employee's leave of absence, other than termination of such leave of absence on return to full time or part time employment, shall terminate an employee's employment for all purposes of the Plan and shall terminate such employee's participation in the Plan and right to exercise any option.

         3.03. Restrictions on Participation. Notwithstanding any provisions of the Plan to the contrary, no employee shall be granted an option to participate in the Plan:

         (a) if, immediately after the grant, such employee would own stock, and/or hold outstanding options to purchase stock, possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

         (b) which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

         3.04. Commencement of Participation. An eligible employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the office of the Controller of the Company on or before the date set therefor by the Committee. Payroll deductions for a participant shall commence when his authorization for a payroll deduction becomes effective and shall end on the Termination Date of the Stock Purchase Period to which such authorization is applicable unless sooner terminated by the participant as provided in Article VIII.

                                   ARTICLE IV
                             STOCK PURCHASE PERIODS

         4.01. Stock Purchase Periods. The Plan will be implemented by such number of offers to purchase the Company's Common Stock as the Committee shall determine, each beginning on such date as the Committee shall determine and continuing for so long as the Committee shall determine, but in no event longer than 24 months (such periods being referred to herein as "Stock Purchase Periods"). As used in the Plan, "Commencement Date" means the date on which the particular Stock Purchase Period begins, and "Termination Date" means the date on which the particular Stock Purchase Period terminates.

                                   ARTICLE V
                               PAYROLL DEDUCTIONS

         5.01. Amount of Deduction. At the time a participant files his authorization for payroll deduction, he shall elect the number of shares of Common Stock that he wishes to purchase, up to the number offered to him for the particular Stock Purchase Period. The Company will deduct the purchase price of the number of shares that each participant elects to purchase from the participant's paychecks in equal amounts for each pay period between the election to purchase and the applicable Termination Date.

         5.02. Participant's Account. All payroll deductions made for a participant shall be credited to his account under the Plan. A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.04. The Company shall provide quarterly statements of account balances to each participant.





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         5.03.  Changes in Payroll Deductions.  A participant may discontinue his participation in the Plan as provided in Article VIII, but no other change can be made during an Stock Purchase Period and, specifically, a participant may not alter the amount of his payroll deductions for that Stock Purchase Period.

         5.04. Leave of Absence. If a participant goes on a leave of absence, such participant shall have the right to elect: (a) to withdraw the balance in his or her account pursuant to Section 7.03, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or (c) to remain a participant in the Plan during such leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant's authorized Plan deductions.

                                   ARTICLE VI
                               GRANTING OF OPTION

         6.01. Number of Option Shares. On the Commencement Date of each Stock Purchase Period, each participating employee shall be deemed to have been granted an option to purchase a maximum number of shares of the stock of the Company equal to a certain percentage of the employee's base pay during the period of the Stock Purchase Period, divided by the option price of the stock of the Company for such Stock Purchase Period determined as provided in Section
6.02 below. The applicable percentage of base pay shall be determined by the Committee with respect to each Stock Purchase Period and may vary from one Stock Purchase Period to another, but shall in no event exceed 10 percent. An employee's base pay during a Stock Purchase Period shall be determined by multiplying his normal weekly rate of pay (as in effect on the last day prior to the Commencement Date of the particular Stock Purchase Period) by 52 or the hourly rate by 2,080, provided that, in the case of a part time hourly employee, the employee's base pay during a Stock Purchase Period shall be determined by multiplying such employee's hourly rate by the number of regularly scheduled hours of work for such employee during such Stock Purchase Period.

         6.02. Option Price. The option price of stock purchased with payroll deductions made during such Stock Purchase Period for a participant therein shall be such price as the Committee shall determine; provided, however, that such price shall not be lower than 85 percent of the mean of the bid and asked prices of the stock on the Commencement Date or the nearest prior business day on which trading occurred on the Nasdaq National Market System. If the Common Stock of the Company is not admitted to trading on the aforesaid date for which the closing price of the stock is to be determined, then reference shall be made to the fair market value of the stock on that date, as determined on such basis as shall be established or specified for the purpose by the Committee.

                                  ARTICLE VII
                               EXERCISE OF OPTION

         7.01. Automatic Exercise. Unless a participant gives written notice to the Company as hereinafter provided, his option for the purchase of stock with payroll deductions made during any Stock Purchase Period will be deemed to have been exercised automatically on the Termination Date applicable to such period, for the purchase of the number of full shares of stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the employee pursuant to Section 6.01), and any excess funds in his account at that time will be returned to him.

         7.02. Early Exercise. At any time after the determination of the option price for a given Stock Purchase Period and prior to the applicable Termination Date, a participant may, by written notice to the





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Company, elect to exercise all or any part of the options granted to such participant in such Stock Purchase Period. In the event of such an exercise, the purchase price for the Common Stock purchased pursuant thereto shall be paid first out of the participant's accumulated payroll deductions, with any balance payable by the participant. If a participant pays any portion of the option price in a manner other than by payroll deduction, the payroll deductions scheduled to be made with respect to such participant for the period after the early exercise by the participant and prior to the Termination Date shall be reduced ratably by the amount of the participant's payment by such other means in connection with the early exercise of the participant's option.

         7.03. Withdrawal of Account. By written notice to the Controller of the Company, at any time prior to the Termination Date applicable to any Stock Purchase Period, a participant may elect to withdraw all or any part of the accumulated payroll deductions in his account at such time. In the case of a participant's withdrawal of a portion of the payroll deductions credited to his account under the Plan, the funds remaining in his account on the Termination Date shall be applied to purchase stock as provided in Section 7.01.

         7.04. Fractional Shares. Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any employee promptly following the termination of an Stock Purchase Period, without interest.

         7.05. Transferability of Option. During a participant's lifetime, options held by such participant shall be exercisable only by that participant.

         7.06. Delivery of Stock. As promptly as practicable after the Termination Date of each Stock Purchase Period, the Company will deliver to each participant, as appropriate, the stock purchased upon exercise of his option.

                                  ARTICLE VIII
                                   WITHDRAWAL

         8.01. In General. As indicated in Section 7.03, a participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Controller of the Company. All of the participant's payroll deductions credited to his account, or such part as is indicated in the written notice from the participant, will be paid to him promptly after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay during such Stock Purchase Period. The Company may, at its option, treat any attempt to borrow by an employee on the security of his accumulated payroll deductions as an election, under Section 7.03, to withdraw such deductions.

         8.02. Effect on Subsequent Participation. A participant's withdrawal from any Stock Purchase Period will not have any effect upon his eligibility to participate in any succeeding Stock Purchase Period or in any similar plan which may hereinafter be adopted by the Company.

         8.03. Termination of Employment. Upon termination of the participant's employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond 90 days), then, unless the period during which options may be exercised is extended beyond termination of employment by the Committee in any particular case, which extension shall in no event be for more than 90 days after termination of employment, the payroll deductions credited to his account will be returned to him, or, in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under
Section 12.01.





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         8.04.  Termination of Employment Due to Death.  Upon termination of the participant's employment because of his death, his beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Controller of the Company prior to the earlier of the Termination Date or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

         (a) to withdraw all of the payroll deductions credited to the participant's account under the Plan, or

         (b) to exercise the participant's option for the purchase of stock on the Termination Date next following the date of the participant's death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.

In the event that no such written notice of election shall be duly received by the office of the Controller of the Company, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (a), to withdraw all amounts in the participant's account.

         8.05. Leave of Absence. A participant on leave of absence shall, subject to the election made by such participant pursuant to Section 5.04, continue to be a participant in the Plan so long as such participant is on continuous leave of absence. A participant who has been on leave of absence for more than 90 days and who therefore is not an employee for the purpose of the Plan shall not be entitled to participate in any Stock Purchase Period commencing after the 90th day of such leave of absence. Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full time or part time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three months from the 90th day of such leave of absence, such participant's participation in the Plan shall terminate on whichever of such dates first occurs.


                                   ARTICLE IX
                                    INTEREST

         9.01. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

                                   ARTICLE X
                                     STOCK

         10.01. Maximum Shares. The maximum number of shares which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.04, shall not exceed the number of shares set forth in Section 1.01 hereof.

         10.02. Participant's Interest in Option Stock. The participant will have no interest in stock covered by his option until such option has been exercised.

         10.03. Registration of Stock. Stock to be delivered to a participant under the Plan will be registered in the name of the participant.

         10.04. Restrictions on Exercise. The Committee may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed, upon official notice of issuance, upon a stock exchange, and that either:





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         (a)     a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

         (b) the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the shares for investment and not for resale or distribution.

         10.05 Restriction on Transfer of Stock. Any shares of Common Stock issued pursuant to the exercise of options granted under the Plan shall not be transferable by the participant, other than by will or the laws of descent and distribution, for the longer of (i) one year following the transfer of such stock to the participant or (ii) two years after the Commencement Date on which the options to purchase such shares were granted. Every certificate evidencing stock subject to the foregoing restriction shall bear a legend reflecting such restriction.

                                   ARTICLE XI
                                 ADMINISTRATION

         11.01. Appointment of Committee. The Stock Option Committee of the Board of Directors, as composed from time to time, shall be the committee (the "Committee") that administers the Plan. No member of the Committee shall be eligible to purchase stock under the Plan.

         11.02. Authority of Committee. Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

         11.03. Rules Governing the Administration of the Committee. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings. A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members.
The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable. Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.


                                  ARTICLE XII
                                 MISCELLANEOUS

         12.01. Designation of Beneficiary. A participant may file a written designation of a beneficiary who is to receive any stock and/or cash. Such designation of beneficiary may be changed by the participant at any time by written notice to the Controller of the Company. Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or





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cash to the spouse or to any one or more dependents of the participant as the
Company may designate. No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

         12.02. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw all funds in accordance with
Section 7.03.

         12.03. Use of Funds. All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

         12.04.  Adjustment Upon Changes in Capitalization.

         (a) If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options. In addition, in any such event, the maximum number of shares that may be offered under the Plan as set forth in Section 10.01 hereof shall also be proportionately adjusted. No adjustments shall be made for stock dividends. For the purposes of this Paragraph, any distribution of shares to shareholders in an amount aggregating 20 percent or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than 20 percent of the outstanding shares shall be deemed a stock dividend.

         (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Termination Date upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common stock was entitled to receive upon and at the time of such transaction. The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.04 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

         12.05. Amendment and Termination. The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares that may be issued under the Plan (except pursuant to Section 12.04), (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan, or
(iii) permit the members of the Committee to purchase stock under the Plan. No termination, modification, or amendment of the Plan may, without the consent of an employee then having an option under the Plan to purchase stock, adversely affect the rights of such employee under such option.





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         12.06.  Effective Date.  The Plan shall become effective as of
February 21, 1996, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before February 21, 1997. If the Plan is not so approved, the Plan shall not become effective.

         12.07. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company's right to terminate, or otherwise modify, an employee's employment at any time.

         12.08. Effect of Plan. The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

         12.09. Governing Law. The law of the State of Texas will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.





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